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                                                                     EXHIBIT 2.4


                                AMENDMENT NO. 1
                                    TO THE
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Amendment") is entered into as of March 6, 2001, by and among
                 ---------
SonicWALL, Inc., a California corporation ("Parent"), ITI Acquisition Corp., a
                                            ------
California corporation and a wholly owned subsidiary of Parent ("Merger Sub"),
                                                                 ----------
Ignyte Technology, Inc., a California corporation (the "Company"), and Jeff
                                                        -------
Stark, as Shareholders' Representative. Capitalized terms not otherwise defined in this Amendment have the meaning given them in the Agreement and Plan of Merger and Reorganization, dated March 1, 2001, by and among Parent, Merger Sub, the Company and the Shareholders' Representative (the "Agreement").
                                                       ---------


                                   RECITALS

          A. Pursuant to Section 8.03 of the Agreement, the Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of the parties thereto.

          B. Parent, Merger Sub and the Company desire to amend certain provisions of the Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, Parent, Merger Sub and the Company hereby agree as follows:

          1. Pursuant to Section 8.03 of the Agreement, Section 2.01(a)(i) of the Agreement is hereby amended in its entirety to read as follows:

          "each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(a)(iii) and any Dissenting Shares (as defined in Section 2.05)) shall be converted into the right to receive the Common Exchange Ratio (as defined in Section 2.01(b)); provided, however, that each of
                                                --------  -------
the individuals listed on Schedule 6.05(b) hereto shall receive $137,000 cash in lieu of each of their rights to receive 8,804.63 shares of Parent Common Stock pursuant to the foregoing."

          2. Pursuant to Section 8.03 of the Agreement, Section 2.01(b)(iii) of the Agreement is hereby amended to read as follows:

          "'Escrow Shares' means 53,210 shares of Parent Common Stock."
            --------------
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          3.  Pursuant to Section 8.03 of the Agreement, Section 2.01(b)(vii) of
the Agreement is hereby amended in its entirety to read as follows:

          "'Preferred Cash Component' means the amount of cash determined by the
            ------------------------
following formula:

Preferred Cash Component = (0.7xClosing Price x Vested Parent Shares) +$800,000
                           ----------------------------------------------------
- ($800,000/.19) + (0.7xClosing Price x $2,000,000/$15.56)
----------------------------------------------------------
                   (1/.19) + (0.7xClosing Price/$15.56) - 1"

          4. Pursuant to Section 8.03 of the Agreement, Section 2.01(b)(x) of the Agreement is hereby amended to read as follows:

          "'Vested Parent Shares' is the number of vested shares of Parent
            --------------------
Common Stock issuable to the holders of Company Common Stock at the Closing, excluding the portion of such shares which are to be deposited into the Escrow Fund (as defined in Section 2.02(b)) pursuant to the terms of this Agreement."

          5. Pursuant to Section 8.03 of the Agreement, Section 6.14 of the Agreement is hereby amended to read as follows:

          "Registration on Form S-3.  Parent covenants to file a registration
           ------------------------
statement on Form S-3 to register the resale of all shares of Parent Common Stock issued pursuant to Article II hereof within 90 days following the Effective Time, subject to the terms of Schedule 6.14 hereof; provided, however, that in the event of a Board of Directors' Determination (as such term is defined in Schedule 6.14), Parent shall have the one time right to delay the effectiveness of such registration for a period of up to 30 days."

          6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7. This Amendment, when executed by Parent, Merger Sub, the Company and the Shareholders' Representative as of the date hereof, shall have been effected in accordance with Section 8.03 of the Agreement and accordingly shall be binding upon each such party.

          8. This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to applicable principles of conflicts of law.

          9. The Agreement and this Amendment and the documents referred to therein and herein constitute the entire agreement between the parties hereto pertaining to the subject matter thereof and hereof.



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          IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the
Shareholders' Representative have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.


                              SONICWALL, INC.

                              By:  /s/ Sreekanth Ravi
                                   -------------------
                                   Name:
                                   Title:

                              ITI ACQUISITION CORP.

                              By:  /s/ Sreekanth Ravi
                                   -------------------
                                   Name:
                                   Title:

                              IGNYTE TECHNOLOGY, INC.

                              By:  /s/ Jeff Stark
                                   ---------------
                                   Name: Jeff Stark
                                   Title: President

                              JEFF STARK

                              By:  /s/ Jeff Stark
                                   ---------------
                                   Jeff Stark, solely as Shareholders'
                                   Representative

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